Exhibit 10.1
U-STORE-IT TRUST
Schedule of 2005 Cash Bonuses for Named Executive Officers
     U-Store-It Trust awarded cash bonuses to its chief executive officer and three other most highly compensated executive officers (together, the “Named Executive Officers”) as follows:

Name and Principal Position	2005 Cash Bonus

Robert J. Amsdell Chairman and Chief Executive Officer	$800,000(1)

Steven G. Osgood President and Chief Financial Officer	$500,000(2)

Todd C. Amsdell Chief Operating Officer	$500,000(2)

Tedd D. Towsley Vice President and Treasurer	$250,000(3)
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(1) Excludes restricted shares (with a value of approximately $1,500,000), which were granted on December 22, 2005.
(2) Excludes restricted shares (with a value of approximately $700,000), which were granted on December 22, 2005.
(3) Excludes restricted shares (with a value of approximately $300,000), which were granted on December 22, 2005.